Exhibit 99.3

Novartis enters into an agreement to acquire Regulus Therapeutics

Dear Colleagues,

I am pleased to share that today Novartis entered into an agreement to acquire Regulus Therapeutics, subject to customary closing conditions.

Regulus is a San Diego-based biopharmaceutical company focused on developing microRNA therapeutics. The lead asset, farabursen is a first-in-class novel, next generation oligonucleotide targeting miR-17 for the treatment of ADPKD (autosomal dominant polycystic kidney disease), the most common genetic cause of renal failure.

In March 2025, Regulus announced the successful completion of its Phase 1b multiple-ascending dose clinical trial for farabursen. This promising asset could offer patients better efficacy, tolerability, and safety compared to current treatments, aligning well with our Novartis strategy to advance renal disease therapies.

ADPKD is a serious condition with about half of patients progressing to end stage renal disease by age 60. We are committed to transforming the treatment landscape in kidney diseases, aiming to redefine the standard of care so that patients can live longer, healthier lives. With a multi-asset portfolio and investments to expand our capabilities, we are committed to supporting a wide range of patients with kidney disease around the world.

Today’s announcement would not have been possible without the hard work of our cross-functional deal team. Thank you to everyone involved for your dedication and effort.

For more information, read the Novartis press release: Novartis to acquire Regulus Therapeutics and farabursen, an investigational microRNA inhibitor to treat ADPKD, the most common genetic cause of renal failure | Novartis

Best regards,
Ruchira Glaser
Development Unit Head, CRM

Important Information about the Tender Offer

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of common stock, par value $0.001 (the “Shares”), of Regulus Therapeutics Inc., a Delaware corporation (“Regulus”) or any other securities. The tender offer for the outstanding Shares described in this communication has not commenced. At the time the tender offer is commenced, Novartis AG, a company organized under the laws of Switzerland (“Novartis”), and Redwood Merger Sub Inc., a Delaware corporation (“Purchaser”) will file, or will cause to be filed, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the U.S. Securities and Exchange Commission (the “SEC”), and Regulus will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC, in each case with respect to the tender offer.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

An offer to purchase the Shares will only be made pursuant to the offer to purchase, the letter of transmittal and related offer documents filed as a part of the Schedule TO. Those materials and all other documents filed by, or caused to be filed by, Novartis, Purchaser and Regulus with the SEC will be available at no charge on the SEC’s website at www.sec.gov or by directing such requests to the information agent for the offer, which will be named in the tender offer statement. The offer to purchase and related materials also may be obtained for free under the “Investors – Financial Data” section of Novartis’s website at https://www.novartis.com/investors/financial-data/sec-filings. The solicitation/recommendation statement also may be obtained for free under the “Investors” section of Regulus’s website at ir.regulusrx.com/overview. In addition, Regulus files annual, quarterly and current reports and other information, and Novartis files annual reports and other information with the SEC, which are also available to the public at no charge at www.sec.gov.

Forward-Looking Statements

This communication contains statements that are not statements of historical fact, or “forward-looking statements,” including with respect to Novartis’s proposed acquisition of Regulus. Forward-looking statements can generally be identified by words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “look forward,” “believe,” “committed,” “investigational,” “pipeline,” “launch,” or similar terms, or by express or implied discussions regarding potential marketing approvals, new indications or labeling for farabursen, regarding the proposed acquisition of Regulus and the expected timetable for completing the proposed acquisition, the benefits sought to be achieved in the proposed acquisition, or regarding potential future revenues from farabursen. You should not place undue reliance on these statements. Such forward-looking statements are based on Novartis’s current beliefs and expectations regarding future events and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that farabursen clinical trials will be successful, that farabursen will be submitted for marketing approval or approved for sale or, if approved, receive approval for any additional indications or labeling, in any market, or at any particular time, nor can there be any guarantee that, if approved, farabursen will be commercially successful in the future. Neither can there be any guarantee that the conditions to the closing of the proposed acquisition will be satisfied on the expected timetable or at all or that the expected benefits or synergies from this transaction will be achieved in the expected timeframe, or at all. In particular, expectations regarding farabursen or the transaction described in this communication could be affected by, among other things, the timing of the offer and the satisfaction of customary closing conditions, including the tender of a majority of the outstanding Shares and the receipt of regulatory approvals on acceptable terms or at all; the risk that competing offers or acquisition proposals will be made; uncertainty as to whether the milestone associated with the contingent value right (“CVR”) will be achieved and that holders of CVRs will receive payments in respect thereof; the effects of disruption from the transactions contemplated by the merger agreement, and the impact of the announcement and pendency of the transactions on Novartis and/or Regulus’s businesses, including their relationships with employees, business partners or governmental entities; the risk that the offer or the merger may be more expensive to complete than anticipated; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; a diversion of management’s attention from ongoing business operations and opportunities as a result of the offer, the merger or otherwise; general industry conditions and competition; general political, economic and business conditions, including interest rate and currency exchange rate fluctuations; the uncertainties inherent in research and development, including clinical trial results and additional analysis of existing clinical data; regulatory actions or delays or government regulation generally; global trends toward health care cost containment, including government, payor and general public pricing and reimbursement pressures and requirements for increased pricing transparency; our ability to obtain or maintain proprietary intellectual property protection; the particular prescribing preferences of physicians and patients; general political, economic and business conditions; safety, quality, data integrity or manufacturing issues; potential or actual data security and data privacy breaches, or disruptions of our information technology systems, and other risks and factors referred to in Novartis AG’s and Regulus’s filings and reports with the SEC, including Novartis AG’s Annual Report on Form 20-F for the year ended December 31, 2024, Regulus’s Annual Report on Form 10-K for the year ended December 31, 2024 and any subsequent filings made by either party with the SEC, available on the SEC’s website at www.sec.gov. Novartis is providing the information in this communication as of this date and Novartis does not undertake any obligation to update any forward-looking statements contained in this communication as a result of new information, future events or otherwise, except to the extent required by law.